Contacts:
At Notify Technology Corporation:
Jerry Rice, Chief Financial Officer
Phone: 408-777-7927
jerry.rice@notifycorp.com

For Immediate Release

Notify Technology Corporation Suspends Its SEC Reporting Obligation

San Jose, CA, February 8, 2011 -- Notify Technology Corporation (OTC BB: NTFY) today announced that it will cease its reporting to the Securities and Exchange Commission resulting in the delisting of its common stock from the OTC Bulletin Board. The Company will file a Form 15 with the U.S. Securities and Exchange Commission (SEC) today, which will result in the immediate suspension of its reporting obligation with the SEC, including its quarterly report on Form 10-Q for its first fiscal quarter ended December 31, 2010.

An independent committee of the Company’s Board of Directors was formed in October 2010 to investigate the potential benefits and risks of terminating the Company’s reporting obligations with the SEC.  After completing its investigation, the independent committee recommended that the Company take the actions it is announcing today.  The independent committee considered a number of factors in making its recommendation including, the limited trading volume of Notify shares, eliminating the significant costs of compliance with the Securities Exchange Act of 1934, the escalating annual cost of governance and financial expenses associated with compliance with the Sarbanes-Oxley Act of 2002, and other costs associated with being a public company.

The Company’s Board of Directors believes that this decision will result in savings to the Company, permit management to focus more completely on the company’s business operations, and enable the Company to create more value for its shareholders.

“The decision to suspend our SEC reporting obligation will allow management to better focus on operating and growing the business”, said Paul F. DePond, Notify’s President and CEO, “For the past several years being a public company has been a distraction for management and provided little benefit to the Company or to shareholders.”

About Notify Technology Corporation
Founded in 1994, Notify Technology Corporation, (OTC BB: NTFY.OB) is an independent software vendor developing mobility products for organizations of all sizes. Notify’s wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of smartphones  and networks. Notify sells its wireless products directly and through authorized resellers internationally. The Company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology Corporation that involve risks and uncertainties, including, but not limited to, statements regarding the delisting of the Company, the qualification to delist the Company and the advantages to the Company of delisting.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect Notify Technology's future results, please see the Company’s filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of performance.  Actual events may differ materially from management’s expectations.